Exhibit 99.1

LIST OF PROPERTIES

Frac Sand Properties

Name	Province	Type	Tenure	Application Date	Lease or Agreement No.	Area (ha)	Application Status

Washoe	MB	Quarry Lease Crown	10 years*	2014/06/23	QL 2944	66	Approval pending

Washoe	MB	Quarry Lease Crown	10 years*	2014/06/23	QL 2948	50	Approval pending

Washoe	MB	Quarry Lease Crown	10 years*	2014/06/23	QL 2949	33	Approval pending

Washoe	MB	Quarry Lease Crown	10 years*	2014/06/23	QL 2946	25	Approval pending

Washoe	MB	Quarry Lease Crown	10 years*	2014/06/23	QL 2950	66	Approval pending

Washoe	MB	Quarry Lease Crown	10 years*	2014/06/23	QL 2945	66	Approval pending

Washoe	MB	Quarry Lease Crown	10 years*	2014/06/23	QL 2951	66	Approval pending

Washoe	MB	Quarry Lease Crown	10 years*	2014/06/23	QL 2947	50	Approval pending

McClelland Lake	AB	MIM Permit Crown	14 years**	2014/08/12	A93 140158005	8,960	Approval pending

McClelland Lake	AB	MIM Permit Crown	14 years**	2014/08/12	A93 140158003	9,216	Approval pending

McClelland Lake	AB	MIM Permit Crown	14 years**	2014/08/12	A93 140158004	8,448	Approval pending

Tofield – Onoway	AB	MIM Permit Mixed Crown and freehold	14 years**	2014/09/15	A93 140190601	5,248	Approval pending

Tofield (other areas)	AB	MIM Permit Mixed Crown and freehold	14 years**	Pending		35,000***	In preparation

*Renewable for 10 years

**Non-renewable

***Estimated

Gold and Silver Properties

Name	Claims	BLM #	Type of Interest	Location
Pyramid Mine Property	Anchor Anchor #01 Pyramid Pyramid Fraction Happy Kate	NMC#97948 NMC#97949 NMC#97950 NMC#97951 NMC#97952	Unpatented Claims 5 claims – 100 acres	Churchill Co., NV

Koegel Hills Property	KH-1	NMC#824427	Unpatented Claims	Mineral Co., NV
	KH-2	NMC#824428	71 claims – 1,420 acres
	KH-3-36	NMC#845107-845140
	KH-39 KH-41-74	NMC#845141 NMC#845143-845176

Gold Star Property	GS-1-4 GS 5-13	NMC#833962-833965 MNC#865826-865834	Unpatented Claims 13 claims – 260 acres	Mineral Co., NV

Four Mile Basin Property	FB-1 FB-2	NMC#832668 NMC#832669	Unpatented Claims 2 claims – 40 acres	Nye Co., NV